CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 002-96581 on Form N-1A of our report dated October 26, 2007, relating to the financial statements and financial highlights of BlackRock California Insured Municipal Bond Fund (the “Fund”) of BlackRock California Municipal Series Trust appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

December 24, 2007